Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 19th day of May 2006 by and between SAJAN, INC., a Minnesota corporation having its principal executive offices in the State of Wisconsin (the “Company”) and SHANNON ZIMMERMAN, an individual resident of the State of Wisconsin (the “Employee”).

RECITALS

WHEREAS, the Employee has been an “at-will” employee of the Company prior to the date hereof, serving as the Company’s Chief Executive Officer for an annual salary of $50,000, and without benefit of a written employment agreement; and

WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth all terms and conditions of the Employee’s employment by the Company.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company desire to enter into this Agreement, upon the terms and conditions hereinafter set forth.

AGREEMENT

1.                   Employment; Duties.

1.1                The Company hereby agrees to employ the Employee on a full-time basis, and the Employee hereby accepts such employment.  The Employee shall serve as the Chief Executive Officer of the Company.  The Employee will render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to Employee by the Company’s Board of Directors (the “Board”).  The period of the Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

1.2                During the Employment Term, the Employee will perform Employee’s duties faithfully and to the best of Employee’s ability and will devote Employee’s full business efforts and time to the Company.  For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.                   At-Will Employment.  The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause upon written notice.  Employee understands and agrees that neither Employee’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Employee’s employment with the Company.

3.                   Term.  The term of this Agreement is one (1) year beginning on the date hereof.  This Agreement will automatically renew for additional successive one (1) year terms unless (i) at least thirty (30) days before the end of the then-current term, the Company provides written notice to the Employee that it does not want to renew, or (ii) otherwise terminated pursuant to the terms of this Agreement.

4.                   Compensation and Related Matters.

4.1                Salary.  During the Employment Term, the Company will pay to the Employee a base salary of $140,000 per annum; provided that such amount may be increased from time to time as determined by the Board at its discretion (the “Base Salary”).  The Base Salary shall be paid in monthly or other installments in accordance with the general practice of the Company from time to time.

4.2                Bonus.  The Employee shall be eligible to receive bonus payments from time to time in an amount as determined in the sole discretion of the Board.

4.3                Fringe Benefits.  The Employee shall be entitled to participate in and to receive benefits, without duplication, under such profit sharing, pension, life insurance, accident insurance, health insurance, hospitalization and all other “Employee Benefit Plans,” as said term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, as the Company may establish and maintain from time to time during the term hereof and for which the Employee qualifies.

4.4                Vacation.  The Employee shall be entitled to vacation in each fiscal year, determined in accordance with Company’s vacation policy in effect on the date hereof and from to time during the term hereof.  The Employee shall also be entitled to all paid holidays and personal days given by Company to its employees generally.

4.5                Expenses.  The Company will reimburse the Employee for all reasonable business expenses incurred in performing services hereunder, upon the Employee’s presentation to the Company from time to time of itemized accounts describing such expenditures, all in accordance with the Company’s policy in effect from time to time with respect to the reimbursements of business expenses.

4.6                Withholding.  All payments to the Employee under this Section 4 shall be subject to required withholding for federal and state income taxes, FICA contributions and other required deductions.

5.                   Termination.

5.1                By the Company for Death or Disability or For Cause.  The Company may terminate the Employee’s employment hereunder for any reason or for no reason, including but not limited to for death or disability or for Cause.  For purposes of this Agreement, “Cause” is defined as (i) a material act of dishonesty made by Employee in connection with Employee’s responsibilities as an employee, (ii) Employee’s commission of a felony, (iii) Employee’s gross misconduct, (iv) Employee’s continued substantial violations of Employee’s employment duties after Employee has received a written demand for performance from the Company that specifically sets forth the factual basis for the Company’s belief that Employee has not substantially performed Employee’s duties or (v) Employee’s continued material breach of this Agreement or any confidentiality or proprietary information agreement between Employee and the Company after Employee has received a written notice that specifically sets forth the factual basis for the Company’s belief that Employee has breached this Agreement or any confidentiality or proprietary information agreement between Employee; provided, that any breach of Sections 7.1 or 7.3 of this Agreement shall constitute a continuing material breach which is not subject to cure by Employee.

5.2                By the Employee for the Company’s Breach.  The Employee may terminate Employee’s employment hereunder for a failure by the Company to comply with any material provision of this Agreement that has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Employee to the Company.

5.3                Notice of Termination.  Any termination of the Employee’s employment by the Company or by the Employee shall be communicated by written notice of termination to the other party hereto, which shall describe whether such termination was for Cause.  The parties acknowledge that any written notice of noncompliance delivered under Section 5.2 does not constitute the notice of termination of this Agreement required by this Section 5.3.

5.4                Date of Termination.  The “Date of Termination” shall mean:  (a) if the Employee’s employment is terminated by Employee’s death, the date of Employee’s death; and (b) if the Employee’s employment is terminated for any other reason, the date on which a notice of termination is given or, in the event of termination by the Employee, the date on which the Employee stops providing services to the Company.

6.                   Compensation Upon Termination or During Disability.

6.1                During Disability.  Upon Employee’s termination for disability, the Employee shall be entitled to all amounts to which the Employee is entitled pursuant to Company disability plans, programs and policies all in accordance with the terms thereof.

6.2                Death.  If the Employee’s employment is terminated by Employee’s death, the Company shall, within ten (10) days following the date of the Employee’s death, pay to the Employee’s estate or the Employee’s designated beneficiary any unpaid portion of the Base Salary through the Date of Termination, and, thereafter, payment of any other amounts to which the Employee is entitled pursuant to Company death benefit plans, programs and policies in accordance with the terms thereof.

6.3                By the Company For Cause or By the Employee without Cause.  If the Employee’s employment is terminated by the Company for Cause or by the Employee for any reason other than Company’s uncured breach of the terms hereof, the Company shall pay the Employee any unpaid portion of the Base Salary and any accrued vacation time through the Date of Termination at the rate in effect at the time notice of termination is given and the Company shall have no further obligations to the Employee under this Agreement.

6.4                By the Company Without Cause or by the Employee For the Company’s Breach.

(a)                Severance.  If (a) the Company terminates the Employee’s employment without Cause, or (b) the Employee properly terminates employment pursuant to Section 5.2, the Employee will be entitled to continuing payments of the Employee’s Base Salary for twelve (12) months following the Date of Termination (such payment, the “Severance Payment”) (to be paid in monthly or other installments in accordance with the general practice of the Company from time to time).

(b)               In addition to the Severance Payment, the Employee shall be entitled to receive all other unpaid amounts, if any, to which Employee is entitled under this Agreement under any compensation plan or program of the Company, at the time such payments are due (such payments pursuant to Section 6.4(a) and this Section 6.4(b), the “Severance Payments”).

6.5                Conditions to Receive Severance Payments.  Notwithstanding anything to the contrary in this Agreement, the Severance Payments will be provided to the Employee only to the extent the Employee satisfies and complies with the following conditions:  (i) the Employee complies with all surviving provisions of this Agreement, including without limitation Sections 7, 8, 9 and 10 and any additional non-competition agreement, non-solicitation agreement, confidentiality agreement or invention assignment agreement signed by Employee; and (ii) Employee executes and delivers to the Company, and does not revoke, a full general release, in a form reasonably acceptable to the Company, releasing all claims, known or unknown, that Employee may have against the Company, and any subsidiary, affiliate or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with the Company.

7.                   Disclosure of Confidential Information.

7.1                Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of the Company which has been expressly or implicitly protected by the Company or which, from all of the circumstances, the Employee knows or has reason to know that the Company intends or expects the secrecy of such information to be maintained.  Confidential Information includes, but is not limited to, information relating to the Technology (as defined below), information contained in or relating to the development plans or proposals, marketing plans or proposals, strategies, financial statements, budgets, pricing formulas, customer and vendor information, employee information, technical information, know-how, trade practices, trade secrets and other proprietary information of the Company, whether written, oral or communicated in another type of medium, whether disclosed directly or indirectly, whether disclosed prior to or after the date of this Agreement, whether originals or copies and whether or not legal protection has been obtained or sought under applicable law.  The Employee shall treat all such information as Confidential Information regardless of its source and whether or not marked as confidential.  For purposes of this Agreement, Confidential Information shall not include information that has become public through no fault of the Employee.

7.2                Technology.  The Employee recognizes that the Company is engaged in the business of developing proprietary language translation and globalization solutions and other technologies (hereinafter the “Technology”), and that such Technology is kept in strict confidence by the Company.  The Employee is aware that the Technology is vital to the Company’s success.  The Employee further understands that the success of the Company depends, to a great extent, on its ability to protect Confidential Information, including that comprising the Technology, from unauthorized disclosure, use, or publication.  Inasmuch as the Employee will gain knowledge of or have access to the Confidential Information about the Technology, in whole or in part, in the course of employment, the Employee acknowledges that the Company is and will be entrusting the Employee with this valuable information.  The Employee understands that the Company is engaged in a continuous program of research, development, and marketing of its present and future solutions, services, and products, and the enhancement of its Technology.

7.3                The Employee Shall Not Disclose Confidential Information.  The Employee will not, during the Employment Term or following the Employment Term, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except in connection with and only to the extent required for the performance of the Employee’s obligations hereunder, without the prior written consent or authorization of a duly authorized officer of the Company. This covenant and restriction shall continue to be binding upon the Employee after termination of any employment or other relationship with the Company and is an independent covenant.

7.4                Title.  All documents or other tangible or intangible property relating in any way to the business of the Company which are conceived or generated by the Employee in performing Employee’s duties for the Company or come into the Employee’s possession during the term of this Agreement shall be and remain the exclusive property of the Company.  At termination or whenever requested to do so by the Company, the Employee agrees to return all such documents, and tangible and intangible property, and all copies thereof, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer files or disks, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company, including, but not limited to, all documents.

7.5                Compelled Disclosure.  In the event a third party seeks to compel disclosure of Confidential Information by the Employee by judicial or administrative process, the Employee shall promptly notify the Board of such occurrence and furnish to the Board a copy of the demand, summons, subpoena or other process served upon the Employee to compel such disclosure, and will permit the Company to assume, at its expense, but with the Employee’s cooperation, defense of such disclosure demand.  In the event that the Company refuses to contest such third party disclosure demand under judicial or administrative process, or if a final judicial order is issued compelling disclosure of Confidential Information by the Employee, the Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order without violating Employee’s obligations under this Agreement.

8.                   Inventions.

8.1                Employee Original Works.  The Employee has identified on Schedule A, attached hereto and incorporated herein by reference, a complete list of all inventions or improvements which have been made or conceived or first reduced to practice by the Employee alone or jointly with others prior to the date of this Agreement, which the Employee desires to exclude from the operation of this Agreement.  If there is no such list on Schedule A, the Employee represents that the Employee has made no such inventions or improvements at the time of signing this Agreement.

8.2                Definition of Inventions.  The term “Inventions” for purposes of this Agreement shall mean developments, designs, creations, code, improvements, original works of authorship, formulas, processes, know-how, techniques, inventions, or other protectable proprietary information or developments, whether or not protection has been obtained or applied for under applicable laws.

8.3                Disclosure of Inventions.  The Employee hereby agrees to disclose promptly to the Company (or any persons designated by it) all Inventions:  (i) which are made or conceived or reduced to practice by the Employee, either alone or jointly with others, during the Employment Term, or which are reduced to practice during the period of twelve (12) months following the Employment Term that relate to or are useful in the present or future business of the Company; or (ii) which result from tasks assigned the Employee by the Company or the Board under this Agreement, or from the Employee’s use of premises or other resources owned, leased or contracted for by the Company.

8.4                Ownership of Inventions.  The Employee agrees that all Inventions described in Section 8.3 which the Company, in its sole discretion, determines to be related to or useful in its business or its research or development, or which result from work performed by the Employee for the Company, shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall have the right to use or to apply for patents, copyrights or other statutory or common law protections for such Inventions in any and all countries.  The Employee further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights and other statutory or common law protections for such Inventions in any and all countries.  To that end, the Employee will execute all documents for use in applying for and obtaining such patents, copyrights and other statutory or common law protections therefor and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or to persons or entities designated by the Company.  The Employee’s obligations under this Section 8.4 shall continue beyond the Employment Term, but the Company shall compensate the Employee at a reasonable rate after such termination for time actually spent by the Employee at the Company’s request in providing such assistance.

8.5                Works for Hire.  The Employee hereby acknowledges that all original works of authorship which are made by the Employee (solely or jointly with others) within the scope of the Employee’s engagement by the Company under this Agreement, which are protectable by copyright are “works for hire”, as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

8.6                Power of Attorney.  In the event the Company is unable, after reasonable effort, to secure the Employee’s signature on any document needed to apply for, obtain or enforce any intellectual property rights relating to any Invention with respect to which the Employee has made an inventive contribution, whether because of the Employee’s unavailability, or physical or mental incapacity, or for any other reason whatsoever, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agents and attorneys-in-fact to act for and in the Employee’s behalf and stead solely for and in connection with the execution and filing of any such documents with the same legal force and effect as if such acts were performed by the Employee.

9.                   Employee’s Representations and Warranties.

9.1                No Breach of Prior Agreements.  The Employee represents and warrants that performance of the terms of this Agreement as a employee of the Company does not and will not cause the Employee to breach any agreement, commitment or understanding the Employee has with any other party, whether formal or informal, to assign to such other party inventions the Employee may hereafter make, or to keep in confidence proprietary information of such other party which the Employee acquired or learned prior to the Employee’s engagement by the Company.

9.2                Proprietary Information of Others.  The Employee represents and warrants that the Employee has not brought and will not bring to the Company or use for the benefit of the Company, any materials or documents of a former employer (which, for purposes of this paragraph, shall also include persons, firms, corporations and other entities for which the Employee has acted or is currently acting, as an independent contractor or employee) that are not generally available to the public or to the trade, unless the Employee has obtained written authorization from any such person or entity permitting the Employee to retain and use said materials or documents.  With respect to any materials or documents that the Employee may bring to the Company for use in the course of this Agreement, the Employee hereby further represents and warrants that the Employee’s use (or the Company’s use) of such materials or documents will not violate the intellectual property rights of any former employer of the Employee, or any other party.

10.                Subsequent Competition.

10.1            Customers and Vendors.  During the Employment Term, and for a period of one (1) year following the termination of this Agreement, the Employee shall not, either directly or indirectly, either alone or in concert with others, solicit or entice or in any way divert any customer or vendor of the Company as of the date of any such termination, to do business with any business entity in competition with the Company, if the Employee’s knowledge of the identity of, and other pertinent information about, any such customer or vendor was learned by the Employee in the course and scope of this Agreement, and could not otherwise be obtained from public sources or records.

10.2            Business.  During the Employment Term, the Employee agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise, or become an employee, consultant or advisor to any business enterprise, that is a “Competitor” (as defined below) of the Company.  For a period of one (1) year after the Employment Term, the Employee will not accept any employment from, or engage in any activities with, any entity which the Company determines in good faith is a Competitor of the Company.  For the purposes of this Section 10.2, a “Competitor” is any business enterprise that is involved in the development and/or marketing of (a) services, products or technology utilized in language translation or globalization, or (b) any other services, products or technology that the Company has developed or sold in the past two years immediately prior to such date, is currently developing or selling, or which the Company could reasonably be expected to develop or sell in the future.  For the purpose of clarity, nothing in this section 10.2 shall constitute a waiver or termination of the provisions of this Agreement regarding the non-disclosure of Confidential Information or the non-solicitation of the Company’s customers, vendors, or employees.

10.3            Solicitation of Company Employees.  During the Employment Term, and for a period of one (1) year following the Employment Term, the Employee will not, directly or indirectly, alone or in concert with others, induce or attempt to induce for Employee’s benefit or that of any third party or solicit any of the Company’s employees, officers, suppliers, consultants, independent contractors or vendors who have held any such position or provided any goods or services to the Company at any time during twelve (12) months preceding the date of termination of the Employee’s employment for employment or other engagement by any other company which is, by any reasonable standard, in competition with the Company.  The Employee understands that the above restraint is necessary in order to reduce the risk that the Company’s Confidential Information will be disclosed to and used by its competitors to its detriment.

10.4            Subsequent Notification.  Upon the termination of this Agreement, the Employee hereby authorizes the Company to notify any other party, including without limitation, the Employee’s future employers, future partners, and customers of the Company, as to the existence of this Agreement, and the existence of the Employee’s covenants and responsibilities with respect to the Confidential Information entrusted to the Employee hereunder.

10.5            Nature of Restrictions.  Nothing contained in this Agreement shall be construed to prevent the Employee from engaging in a lawful profession, trade, or business after the termination of this Agreement.  This Agreement shall be construed only as one which prohibits the Employee from engaging in acts which are unfair to the Company, and which are in violation of the confidence and trust reposed in the Employee by the Company with respect to their Confidential Information and intellectual property.

10.6            Claim Not a Defense.  The existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement of Employee’s obligations herein.

11.                Survival of Restrictive Covenants.  The provisions of Sections 7, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement, and shall be binding upon the Employee following the termination of the Employee under this Agreement.  Such covenants shall be deemed and construed as separate agreements independent of any other provisions of this Agreement; and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all such Sections.

12.                Remedies.  The Employee acknowledges that irreparable injury will result to the Company if the Employee violates any of the covenants in Sections 7 (Disclosure of Confidential Information), 8 (Inventions), 9 (Employee’s Representations and Warranties) and 10 (Subsequent Competition) of this Agreement, and that the Company cannot adequately ascertain or quantify its damages or be compensated therefor by money damages.  The Employee hereby expressly agrees that the Company shall be entitled, in addition to damages and any other remedies provided by law, to reimbursement from the Employee of the Company’s reasonable attorneys’ fees and costs incurred in successfully enforcing its rights under this Agreement; and further agrees to the entry by a court of an injunction or other equitable remedy enjoining the Employee’s breach without the necessity of proof of actual damages respecting any such violation by the Employee.

13.                Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted upon the request of either party to binding arbitration in Minneapolis, Minnesota; provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief as provided in Section 12. Such arbitration shall proceed in accordance with the then-governing rules of the American Arbitration Association (“AAA”) for Employment Dispute Resolutions or Commercial Arbitration, at the option of the petitioner.  Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.  It is agreed that the parties shall choose a single, neutral arbitration from among a panel of not less then seven (7) proposed arbitrators and that the parties may have no more than two (2) panels of arbitrators presented to them by the AAA.  The parties agree that they will share equally the fees of the arbitrator, and they shall each be responsible for their own attorneys’ fees and costs and any filing fee paid by them unless the arbitrator determines that one party shall pay a greater portion of such costs and fees and states the justification therefor.  THE EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION WHICH DISCUSSES ARBITRATION.  EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

14.                Miscellaneous.

14.1            Recitals.  The recitals to this Agreement are true and correct and constitute a part of this Agreement.

14.2            Assignment.  The rights and benefits of the Company and its permitted assigns under this Agreement shall be fully assignable and transferable to any other entity (subject to that entity’s assumption of the obligations hereunder):  (i) which is an affiliate of the Company, as that term is defined under federal securities law; or (ii) which is not an affiliate and with which the Company has merged or consolidated, or to which it may have sold substantially all its assets in a transaction in which it has assumed the liabilities of the Company under this Agreement.  In the event of any such assignment or transfer, all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against the successors and assigns of the Company.  This Agreement shall not be assignable by the Employee without the prior written consent of the Company, but all obligations and agreements of the Employee hereunder shall be binding upon and enforceable against the Employee and Employee’s successors.

14.3            Notices.  All notice, requests, and other communications from any of the parties hereto to another shall be in writing and shall be considered to have been fully given or served if personally delivered, telecopied, sent by national overnight delivery service, or sent by first class, certified or registered mail, return receipt requested, postage prepaid, to the party at the party’s or its address as provided below, or to such other addresses such party may hereinafter designate by written notice to the other parties: (a) if to the Company, to Sajan, Inc., 625 Whitetail Blvd., River Falls, WI 54022, Attention: Board of Directors, or (b) if to the Employee, to the address last shown for Employee in the records of the Company.  Such notice shall be deemed to be received when delivered if delivered personally, upon receipt of electronic sent confirmation (or other confirmation of receipt) if telecopied, the next business day if sent by a national overnight delivery service, or three (3) business days after the date mailed if sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

14.4            Governing Law; Jurisdiction.  This Agreement, and the legal relations between the parties, shall be governed by, and construed in accordance with, the laws of the State of Minnesota without regard to such state’s conflicts or choice of law provisions.  The parties consent to jurisdiction of the courts of such state and/or its Federal District Courts, and agree that venue is proper in Hennepin County, for those matters not subject to arbitration.

14.5            Entire Agreement; Amendment.  This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertaking, both written and oral, between the parties hereto relating to the subject matter hereof.  There are no representations, warranties, covenants, statements, conditions, terms of obligations other than those contained herein or relating to the subject matter hereof.  No amendments or modifications to or variations of this Agreement shall be deemed valid unless in writing and executed by the Employee and the Company.

14.6            Meanings of Pronouns; Singular and Plural Words.  All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require.  Unless the context in which any word is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

14.7            Interpretation.  When a reference is made in this Agreement to Sections or Subsections such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

14.8            Benefit.  This Agreement shall inure to the benefit of and be enforceable by the Employee or by the Employee’s personal and legal representatives, executors, administrators, heirs, devisees and legatees.

14.9            No Waiver.  No delay on the part of either party in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver, express or implied, by either party of any right hereunder, or of any failure to perform hereunder or breach hereof by either party, constitute or be deemed to constitute a waiver of any other failure to perform hereunder or breach hereof by either party, whether of a similar or dissimilar nature thereto.

14.10         Attorneys’ Fees.  If any litigation shall ensue between the parties concerning the interpretation of or performance under this Agreement, the prevailing party shall recover from the nonprevailing party its reasonable attorneys’ and other fees and expenses, if and to the extent fixed by the court.

14.11         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

14.12         Headings.  The headings used in this Agreement are for the convenience of the parties and shall not be deemed to be a part of this Agreement.

14.13         ADVICE OF COUNSEL.  EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement on the day and year first written above.

COMPANY: SAJAN, INC.

/s/ Angela Zimmerman
Angela Zimmerman, President

EMPLOYEE:

/s/ Shannon Zimmerman
Shannon Zimmerman, An Individual

(Signature Page to Sajan, Inc. Employment Agreement)

EXHIBIT A

to Sajan, Inc./Shannon Zimmerman

Employment Agreement

List of Prior Inventions

Title	Date	Identifying Number or Brief Description

NONE.

Signature of Employee:		/s/ Shannon Zimmerman

Date:	May 19, 2006

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 (“Amendment No. 1”) is made effective this 1st day of February, 2010 by and between SAJAN, INC. (the “Company”) and SHANNON ZIMMERMAN (the “Employee”) (collectively the “Parties”).

RECITALS

A.            The Employee and the Company are parties to an employment agreement dated May 19, 2006 (the “Employment Agreement”).

B.            The Company and the Employee desire to and have agreed to amend and restate certain terms of the Employee’s employment as set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties desire to enter into this Amendment No. 1, upon the terms and conditions hereinafter set forth.

AGREEMENT

1.                  Ratification of Employment Agreement.  The Company and Employee hereby ratify the Employment Agreement and their respective obligations under such agreement, except as provided herein.

2.                  Amendment of Employment Agreement.  The Company and the Employee hereby amend the Employment Agreement as follows:

2.1          The text of Section 2 of the Employment Agreement, entitled “At-Will Employment” is hereby deleted in its entirety, and Section 2 is hereby amended to read in its entirety as follows to preserve the numbering of the remaining Sections in the Employment Agreement:

2.  [Reserved.]

2.2         The text of Section 3 of the Employment Agreement is hereby amended and restated as follows:

               3.             Term.  The term of this Agreement is one (1) year beginning on the date hereof.  This Agreement will automatically renew for additional successive one (1) year terms unless (i) at least 30 days before the end of the then-current term, the Company provides written notice to the Employee that it does not intend to renew; or (ii) Employee’s employment is otherwise terminated as set forth in Section 5 of this Agreement.

3.                  Continuation of Employment Agreement.  Except as herein expressly amended, the Employment Agreement shall continue in full force and effect.

4.                  Further Assurances.  The parties hereto agree to take any and all action reasonably requested by the Company to authorize and give effect to this Amendment No. 1.

5.                  Counterparts.  This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to the Employment Agreement on the day and year first written above.

SAJAN, INC.

/s/ Angel Zimmerman
By: Angel Zimmerman
Its: COO

/s/ Shannon Zimmerman
Shannon Zimmerman, An Individual

(Signature Page to Amendment No. 1 to Employment Agreement)